Exhibit 10.12

RETIREMENT AND CONSULTING AGREEMENT

THIS RETIREMENT AND CONSULTING AGREEMENT (this “Agreement”) is made as of July 13, 2010, by and between BIOMET, INC., an Indiana corporation (“Biomet”), Biomet Europe BV, a Dutch corporation (“Biomet Europe”) [Biomet and Biomet Europe BV collectively referred to as the “Company”], and Roger Van Broeck (“Executive”).

WHEREAS, Biomet and Executive entered into that certain senior executive employment agreement dated February 1, 2008 (“Employment Agreement”) and Biomet’s affiliate, Biomet Europe and Executive entered into that certain employment agreement dated July 1, 2000 (“Biomet Europe Employment Agreement”).

WHEREAS, Executive has elected to retire from the Company and to resign all his positions with the Company or any of the Company’s affiliates effective as of the Retirement Date (as defined below);

WHEREAS, the parties have agreed to enter into this Agreement in connection with Executive’s retirement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements hereinafter set forth and the mutual benefits to be derived herefrom, the Company and Executive hereby agree as follows:

1. Retirement and Resignation. Effective as of the September 1, 2010 (the “Retirement Date”), Executive hereby retires from the Company and, as a consequence, voluntarily resigns his employment and all positions with the Company and all of its affiliates, including without limitation Executive’s position as Senior Vice President of Biomet and President of Biomet Europe, Middle East and Africa. Executive acknowledges and agrees that his retirement is voluntary and that he is not entitled to any severance or termination pay. Unless Executive’s employment terminates prior to the Retirement Date, Executive shall continue to be an employee of the Company and shall continue to participate in the Company’s welfare benefit programs until the Retirement Date.

2. Consulting Agreement. The Company has agreed to retain Executive as a consultant, and Executive agreed to serve as a consultant, on the terms and conditions set forth in this Section 2.

(a) Duties and Responsibilities of Executive. During the Consulting Term (as defined below), Executive’s duties as a consultant for the Company shall be tasks reasonably and customarily fulfilled by a consultant of the type and nature of Executive, said tasks to be performed during regular business hours of the Company, with the Company providing Executive reasonable notice of the tasks which the Company will request Executive to perform (reasonable notice by the Company to Executive shall not be less than fifteen (15) days written notice by the Company to Executive of the tasks Executive shall perform for and on behalf of the Company in his capacity as a consultant to the Company), which said tasks shall be issued from the office of the Company’s Chief Executive Officer or President of Biomet Europe.

(b) Compensation/ Travel Expenses / W-9 Tax Form.

(i) As full compensation for all authorized services rendered by Executive under Section 2 during the Consulting Term and for any other obligations under this Agreement, the Company shall pay Executive Two Hundred Fifty Euro (€250) for each hour (with a maximum of Two Thousand Euro (€2,000) per day) Executive performs consulting services for the Company.

(ii) Executive shall invoice the Company on a monthly basis for consulting services rendered in, and reimbursable expenses incurred during, the previous month. The invoice shall be reasonably detailed as to scope of the consulting services rendered and the time devoted by Executive to such services. The Company shall pay Executive within thirty (30) days of receipt of such invoice.

(iii) The Company agrees to pay Executive’s reasonable actual travel and lodging expenses related to travel approved in advance by the President and Chief Executive Officer of the Company or the President of Biomet Europe and required for Executive to perform the consulting services identified in this Agreement. Executive agrees that all travel and lodging expenses shall be governed by and subject to the Company’s travel policies as made and known to Executive from time to time. The Company also agrees to reimburse Executive for minor, miscellaneous, reasonable out-of-pocket expenses related to such approved travel, such as ground transportation and modest meals, subject to receipt of reimbursement requests by the Company and review and approval of such expenses by the Company; provided that any expenses in excess of One Thousand Euro (€1,000) must be approved in writing and in advance by the Company. Executive shall not bill the Company in advance of incurring any expenses.

(c) Independent Contractor. During the Consulting Term, Executive shall be solely an independent contractor and Executive agrees that he will not be an employee under this Section 2 of the Company, and is not entitled to employment benefits from the Company with the exception of benefits as specifically set forth in this Section 2. Executive further agrees that the only monetary or economic obligations of the Company to Executive for services rendered during the Consulting Term shall be to provide payment as set forth in this Section 2.

(d) Tax Liabilities. All amounts payable under this Section 2 to Executive shall be paid without reduction by the Company for any local, state or federal income, employment or withholding taxes, it being the intention of the parties that Executive shall be solely responsible for the payment of all taxes imposed or related to his business activities.

(e) Term and Termination.

(i) The Consulting Term shall commence on the Retirement Date and shall continue until the earliest of (i) the second anniversary of the Retirement Date, (ii) an Initial Public Offering, or (iii) a Change of Control (the “Consulting Term”).

(ii) Either party may terminate this Agreement before the end of the Consulting Term only if the other party has breached a material term of the Agreement, and the breaching party has failed to remedy such breach within thirty (30) calendar days following written notice from the non-breaching party. Upon such termination, the Company shall pay to Executive all compensation payable to Executive for consulting services rendered up to the date of termination, and the Company shall have no further liability to Executive.

(iii) The Consulting Term shall terminate immediately upon the death or disability of Executive during the Consulting Term and in such event, the Company shall pay to Executive or Executive’s personal representative all compensation payable to Executive for services rendered up to the date on which his death or disability occurs, and the Company shall have no further liability to Executive or his personal representative.

For purposes of this Section 2, the terms “Initial Public Offering” and “Change of Control” have the meanings ascribed to such terms in the LVB Acquisition, Inc. Management Equity Incentive Plan, adopted November 16, 2007.

3. Confidential Information. Executive recognizes that, because of the nature of the Company’s business and the nature of the consulting services he will be providing to the Company, Executive will, during the Consulting Term, remain and become acquainted with the customers, products and technology of the Company and its affiliates (including its direct and indirect subsidiaries) and will be given access to such information and to certain other valuable proprietary information of a confidential nature which is developed, compiled, and utilized by the Company and/or its affiliates in its business. Executive shall not, during the Consulting Term or thereafter, disclose any item of Confidential Information to any third party or use any such item for his own benefit or for the benefit of any third party without the prior written consent of the Company, until such time that such Confidential Information shall have properly become known to the general public. For purposes of this Agreement, the term “Confidential Information,” shall mean and refer to, without limitation, (a) any information, documentation or technology designated as confidential or secret, or of any trade secret of a confidential nature which is required to be maintained as such for continued success of the business of the Company or its affiliates, or (b) any information identifying the customers to whom the Company or its affiliates sells its products and services, including product and service requirements and preferences of such customers.

4. Non-Competition and Non-Solicitation.

(a) Non-Competition. Executive agrees that during the Consulting Term and for one year thereafter, Executive shall not, directly or indirectly, engage, participate, or assist in any business organization whose activities or products are directly competitive with the activities or products of the Company, or any of its affiliates, in areas where the Company or its affiliates, do business, whether as owner, part-owner, stockholder, partner, director, officer, trustee, employee, agent, consultant or any other capacity, on his own behalf or on behalf of any corporation, partnership, or other business organization. Executive may make passive investments in a competitive enterprise the shares of which are publicly traded, provided that Executive’s holdings in such enterprise, together with the holdings of any of the Executive’s affiliates (as that term is defined in Rule 405 of the Rules under the Securities Exchange Act of 1934, as amended), do not exceed 1% of the outstanding shares of the stock of such enterprise.

(b) Non-Solicitation. Executive agrees that during the Consulting Term and for one year thereafter, he shall not directly or indirectly (i) solicit any person (natural or otherwise) to purchase or sell products directly or indirectly competitive with the products of the Company or its affiliates if the person is or had been a vendor or purchaser of such products during the 12 months prior to the termination of this Agreement, or (ii) recruit or otherwise solicit or induce any person who is at the time an executive, employee, employee consultant or sales associate of the Company or its affiliates to terminate his employment with, or cease his relationship with the Company or its affiliates, or hire any such executive, employee, consultant, or sales associate who has left the employ or service of the Company or its affiliates within one year of that executive’s, employee’s, consultant’s, or sales associate’s direct or indirect employment by Executive.

(c) Restrictions Reasonable. The confidentiality restrictions and the restrictions against competition and solicitation set forth above are considered by the parties to be reasonable for the purposes of protecting the business of the Company and its affiliates. If any restriction is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time, over too broad a range of activities or in too large a geographic area, that restriction shall be interpreted to extend only over the maximum period of time, range of activities or geographic areas as to which it may be enforceable. Executive acknowledges that in the event of any breach of Sections 3, 4, or 5, the business interests of the Company and its affiliates will be irreparably injured, the full extent of the damages to the Company and its affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Company and its affiliates, and the Company will be entitled to enforce these Sections by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which Executive expressly waives. Executive agrees that each of Executive’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement.

5. Treatment of Equity. In consideration for Executive’s promises and commitments in the Agreement, (including Executive’s release of claims under Section 7) the Company agrees as follows:

(a) Options. The Options previously granted to Executive pursuant to the Non-Qualified Stock Option Agreement dated as of October 5, 2009 that are exercisable as of July 11, 2010 (the “Vested Options”) shall continue to be exercisable until the tenth anniversary of the Grant Date (as defined in the Option Agreement). For the sake of clarity, (i) Appendix A lists the Vested Options held by Executive as of the Retirement Date, (ii) all other options held by Executive that are not Vested Options shall expire and terminate on the Retirement Date and (iii) all other provisions applicable to the Vested Options (including any ability to terminate the Vested Options prior to the tenth anniversary of the Grant Date due to Executive’s violation of any contractual obligations or in connection with a corporate transaction) shall continue to apply in accordance with their terms.

(b) Call Rights. LVB Acquisition, Inc. agrees that it shall waive its repurchase rights set forth in Section 3(b)(i) of the Management Stockholders’ Agreement for Senior Executives dated as of September 13, 2007.

6. Release of Claims.

(a) General Release. In consideration of the Company’s obligations hereunder and acceptance of Executive’s retirement and resignation, Executive, on behalf of himself and Executive’s heirs, successors, and assigns, hereby knowingly and voluntarily releases and forever discharges the Company and its subsidiaries and affiliates, together with all of their respective current and former officers, directors, consultants, agents, representatives and employees, and each of their predecessors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which Executive ever had, now has, or may hereafter claim to have against the Releasees by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time Executive executes this Agreement (the “General Release”). This General Release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that Executive may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (“ERISA”), the Sarbanes-Oxley Act of 2002 or the California Fair Employment and Housing Act, the California Family Rights Act, or the California Labor Code section 1400 et seq., each as amended, and any other Federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and Executive, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Executive’s employment, or the termination of Executive’s employment, with the Company; provided, however, that this General Release shall not apply to or impair (i) claims for vested benefits pursuant to any other Company employee benefit plan, as defined in ERISA, in which Executive were a participant before the Separation Date; (ii) any rights to indemnification Executive may have under the charter, by-laws of the Company or applicable law; or (iii) any claims that may arise from any violation or breach of this Agreement (collectively, “Excluded Claims”). For the purpose of implementing a full and complete release, Executive understands and agrees that this Agreement is intended to include all claims, if any, which Executive may have and which Executive does not now know or suspect exist in Executive’s favor against the Company or any of the Releasees and that this Agreement extinguishes those claims.

(b) No Claims. Executive represents and warrants that Executive has not filed any complaints or charges with any court or administrative agency against the Company or any of the Releasees, which have not been dismissed, closed, withdrawn or otherwise terminated on or before the date of this Agreement. Executive further represents and warrants that Executive has not assigned or transferred or attempted to assign or transfer, nor will Executive attempt to assign or transfer, to any person or entity not a party to this Agreement any of the Claims Executive is releasing in this Agreement. Furthermore, by signing this General Release of Claims, Executive represents and agrees that Executive will not be entitled to any personal recovery in any action or proceeding that may be commenced on Executive’s behalf arising out of the matters released hereby. The Executive understands and agrees that if he commences, continues, joins in, or in any other manner attempts to assert any lawsuit released herein against the Company, or otherwise violates the terms of the General Release, he shall be required to return all payments paid to him by the Company pursuant to this Agreement (together with interest thereon), and he agrees to reimburse the Company for all attorneys’ fees and expenses incurred by the Company in defending against such a lawsuit, provided that the right to receive such payments is without prejudice to the Company’s other rights hereunder, including any release of any and all Claims (other than the Excluded Claims) against the Company. The Executive understands and agrees that the Company’s payments to him and the signing of this Agreement do not in any way indicate that he has any viable Claims against the Company or that the Company admits any liability to him whatsoever.

(c) ADEA/OWBPA Waiver. Executive specifically releases and waives any right or claim against the Company arising out of his employment or his resignation of employment with the Company under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”) and the Older Workers Benefit Protection Act, 29 U.S.C. § 621 et seq. (“OWBPA”) (such release and waiver referred to as the “Waiver”). Executive understands and agrees that (i) this Agreement is written in a manner that he understands; (ii) he does not release or waive rights or claims that may arise after he signs this Agreement; (iii) he waives rights and claims he may have had under the OWBPA and the ADEA, but only in exchange for payments and/or benefits in addition to anything of value to which he is already entitled; (iv) Executive has been advised to consult with an attorney before signing this Agreement; (v) he has twenty-one (21) calendar days (the “Offer Period”) from receipt of this Agreement to consider whether to sign it. If Executive signs before the end of the Offer Period, Executive acknowledges that his decision to do so was knowing, voluntary, and not induced by fraud, misrepresentation, or a threat to withdraw, alter, or provide different terms prior to the expiration of the Offer Period. Executive agrees that changes or revisions to this Agreement, whether material or immaterial, do not restart the running of the Offer Period; (vi) Executive has seven (7) calendar days after signing this Agreement to revoke the waiver (the “Revocation Period”) and (vii) this Waiver shall not become effective or enforceable until the Revocation Period has expired. If Executive revokes the Waiver, Executive shall not be retained as a consultant under Section 2 and shall not be entitled to the benefits under Section 6. To be effective, the revocation must be in writing and received by Jeffrey R. Binder, Chief Executive Officer, at the Company’s address set forth in Section 9.

(d) In consideration of Executive’s entering into this Agreement, the Company releases and discharges Executive from and agrees to indemnify Executive for any and all claims, actions, causes of action, rights, benefits, compensation, or damages, including costs and attorneys’ fees, of whatever nature, whether known or unknown, now existing or arising in the future from any act, omission, event, occurrence or non-occurrence prior to the date the Company signs this Agreement arising out of or in any way related to Executive’s employment with the Company or any of its affiliates. This Release does not include and will not extend to any actions of Executive arising out of, based upon or attributable to the committing of any deliberate criminal or deliberate fraudulent or dishonest act, or any willful violation of any statute, rule or law, if any final adjudication establishes that such deliberate criminal, deliberate fraudulent or dishonest act or willful violation of statute, rule or law was committed.

7. Ongoing Cooperation. As part of the consideration being provided to Executive under this Agreement, the Company expects Executive to make himself reasonably available to the Company and/or its legal counsel and other designated representatives or agents, in connection with all investigations, audits, suits, claims or disputes regarding the Company or its affiliates. As a result, the Executive and the Company agree to the following:

(a) Executive shall respond to the best of Executive’s ability to reasonable inquiries from the Company concerning ongoing matters within Executive’s knowledge and/or former area of responsibility and to assist the Company in transitioning those matters to other personnel. Executive shall fully cooperate with the Company and/or its legal counsel and other designated representatives or agents in providing information in connection with threatened, pending or future investigations or litigation, including giving depositions and appearing for live interviews and proceedings.

(b) Executive shall submit to the Company, within thirty (30) days of incurring any time or expense in providing the services contemplated in this Section 7, a written expense report detailing the time Executive spent and all out-of-pocket expenses for travel, lodging, meals and related expenses incurred by Executive in providing such services. The Company shall reimburse Executive for any such out-of-pocket expenses and shall pay Executive, in addition to the payments set forth in this Agreement, Two Hundred Fifty Euro (€250) per hour for such time.

8. Notices. Any notice, report or payment required or permitted to be given or made under this Agreement by one party to the other shall be deemed to have been duly given or made if personally delivered or, if mailed, when mailed by registered or certified mail, postage prepaid, to the other party at the following addresses (or at such other address as shall be given in writing by one party to the other):

If to Executive:

Roger Van Broeck
Patrijzenlaan 7
9259 Waasmunster
Belgium

If to Company:

Biomet, Inc.
56 E. Bell Drive
P.O. Box 587
Warsaw, Indiana 46581-0587
Attn: General Counsel

9. Entire Agreement. This Agreement (a) contains the complete and entire understanding and agreement of Executive and the Company with respect to the subject matter hereof; and (b) supersedes all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, respecting the engagement of Executive in connection with the subject matter hereof. The parties specifically agree that the Employment Agreement and the Biomet Europe Employment Agreement are terminated as of September 1, 2010. Notwithstanding the foregoing, Section 7 of the Employment Agreement shall continue to apply in accordance with its terms.

10. Modification or Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive. No course of dealing between the parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement. No delay on the part of the Company or Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or Executive of any such right or remedy shall preclude other or further exercises thereof. A waiver of right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

11. Severability. Whenever possible each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement.

12. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

13. Executive’s Representations. Executive represents and warrants to the Company that (i) his execution, delivery and performance of this Agreement does not and shall not conflict with, or result in the breach of or violation of, any other agreement, instrument, order, judgment or decree to which he is a party or by which he is bound and (ii) he is not a party to or bound by any employment agreement, non-competition agreement or confidentiality agreement with any other person or entity that would prevent him from performing under this Agreement.

14. Federal Anti-Kickback Statute. The Company and Executive will not violate 42 U.S.C. § 1320 a -7b (b) (Anti-Kickback Statute) in the performance of this Agreement.

15. Compliance with Laws/FCPA. In addition to the specific provisions elsewhere in this Agreement, Executive shall comply with all laws applicable to the consulting services in any jurisdiction in which Executive performs any of the consulting services. Executive further acknowledges that he is aware of and shall comply with the provisions of the Foreign Corrupt Practices Act, 15 USC §78dd-l through 3, as amended, and any laws of any jurisdiction relating to commercial bribery. By way of example and not limitation, except as permitted by law, Executive shall not offer, pay, or promise to pay, any money or thing of value, directly or indirectly, to any person who is a government official for the purpose of obtaining or retaining any business. For these purposes “government official” shall include any employee of any governmental entity, political party, or public international organization, any political party official, or any candidate for public office in any jurisdiction.

16. Use of Name and Logo. Executive will not use for publicity, promotion, or otherwise, any logo, name, trade name, service mark, or trademark of the Company or its affiliates, or any simulation, abbreviation, or adaptation of the same, without the Company’s prior, written, express consent. The Company may withhold such consent in the Company’s absolute discretion.

17. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and both of which taken together shall constitute one and the same agreement.

18. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for purposes of this Agreement) and such successor shall deliver a written affirmation of its obligations hereunder to Executive. This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, and legatees, but otherwise will not be assignable, transferable or delegable by Executive. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as otherwise expressly provided in this Section 19.

19. Choice of Law, Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Indiana, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Indiana or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Indiana. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Indiana state or federal court sitting in Indianapolis, Indiana, and each party hereto hereby irrevocably accepts and consents to the exclusive personal jurisdiction of those courts for such purpose. In addition, each party hereto hereby irrevocably waives, to the fullest extent permitted by law, any objection which he or it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in any state or federal court sitting in the city of Indianapolis, Indiana and further irrevocably waives any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.

20. Mutual Waiver of Jury Trial. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO,

WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIP ESTABLISHED AMONG THE PARTIES HEREUNDER.

21. Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

22. Survivorship. Any provision of this Agreement, that by its terms, is intended to continue to apply after any termination or expiration of the Agreement shall survive such termination or expiration and continue to apply in accordance with its terms.

*    *    *    *    *

IN WITNESS WHEREOF, Executive, the Company, LVB Acquisition, Inc., and Biomet Europe BV have caused this Agreement to be duly executed and delivered on the date and year first above written.

/s/ Roger Van Broeck
Roger Van Broeck

BIOMET, INC.

By:	/s/ Bradley J. Tandy
Bradley J. Tandy
Its:	Senior Vice President,
General Counsel and Secretary

For purposes of Section 5(b) only
LVB ACQUISITION, INC.

By:	/s/ Bradley J. Tandy
Bradley J. Tandy
Its:	Senior Vice President,
General Counsel and Secretary

For purposes of Article 9 only
BIOMET EUROPE BV

By:	/s/ Renaat Vermeulen
Renaat Vermeulen
Its:	Vice President Sales, Marketing, and
Research and Development